Exhibit 10.21

[Aegis Communications Group, Inc.  Letterhead]

April 1, 2004

Lee O. Waters

Executive Vice President Client/Market Development

Aegis Communications Group, Inc.

Re:                               2003 Bonus

Dear Lee:

Please review the following terms relating to payment of your 2003 bonus.  If you find these terms acceptable, please sign below.  By signing below, you acknowledge that this Agreement supersedes any and all prior agreements as they may relate to payment of your 2003 bonus including your Employment Agreement.  Except as changed herein, your Employment Agreement remains in full force and affect and is not otherwise modified, amended, or supplemented.

1.             2003 Bonus. (a) The Company acknowledges that Employee has earned a 2003 bonus in the amount of $178,125, pursuant to the terms of his Employment Agreement.  In consideration of Employee’s agreement to permit the Company to delay the payment of said bonus, and to instead pay said bonus over a period of months, the Company will pay the bonus to Employee on the following schedule:

(1)           $31,468.75 on or before April 30, 2004;

(2)           $31,468.75 on or before May 31, 2004;

(3)           $31,468.75 on or before June 30, 2004;

(4)           $31,468.75 on or before July 30, 2004;

(5)           $31,468.75 on or before August 30, 2004; and

(6)           $31,468.75 on or before September 30, 2004.

(b)           Notwithstanding anything to the contrary in the preceding Section 1(a), the Company may choose prior to September 30, 2004 to accelerate the payment of the six payments set out in the preceding Section 1(a).  If the total bonus is paid before the six (6) months is complete, the $188,812.50 total will be reduced $1,781.25 for each full month early the full amount is paid.

(c)           Notwithstanding anything to the contrary in the preceding Section 1(a), if any of the following events occur prior to September 30, 2004, then the six payments set out in the preceding Section 1(a) shall automatically be accelerated and due immediately: (1) if the Company fails to make timely payments of the amounts set out in the preceding Section 1(a); (2) any other executive or former employee of the Company receives payment of his or her 2003 bonus on a more accelerated basis than set out for Employee in the preceding Section 1(a); (3) the Company pays its new President and/or Chief Executive Officer a signing bonus or any other bonus or incentive compensation prior to September 30, 2004; (4) more than $2.5 million in cash is raised in the DB/Essar warrant conversion or through any other source of additional funding outside other than revenues from the ordinary course of business; (5) any payment is made by the Company on the DB/Essar notes after the Execution date; (6) there has been a change in control of the Company (defined as the acquisition in one or more transactions by any person, other than DB/Essar, of beneficial ownership of a majority of the combined voting power of the Company’s then outstanding voting securities, or the acquisition in one or more transactions by Essar of some or all of Deutsche Bank AG-London’s beneficial ownership of the Company’s voting securities); or (7) net availability (per the “Aegis Loan Status Report,” to be provided to Employee weekly on the same day provided to the Company) under the Foothill borrowing base exceeds $2.5 million.

(d)           If the Company is late or fails to make a payment on a timely basis, a one-time $50,000 penalty will be added to the bonus, provided the Company is given three (3) business days written notice and the Company has failed to make payment within that three days.

Best regards,

Aegis Communications Group, Inc.

	By:	/s/ Herman M. Schwarz
	Name:	Herman M. Schwarz
	Title:	President

AGREED AND ACCEPTED this 1st day of April 2004.

/s/ Lee O. Waters
Lee O. Waters